EXHIBIT 99.1

NEWS RELEASE	Contact:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
APRIL 17, 2020

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE FIRST QUARTER OF 2020

First Quarter 2020 results:

For the quarter ended March 31, 2020, net income for the Company totaled $3,555,000, or $0.39 per share, compared to $4,237,000, or $0.46 per share, earned in the first quarter of 2019. The decrease in earnings is primarily the result of the additional provision for loan losses in 2020.

The Company conducts business in the State of Iowa and Iowa began to place significant restrictions on companies and individuals on March 9, 2020 as a result of the COVID-19 pandemic. The State of Iowa continues to evaluate the need for any additional restrictions it may consider necessary. As an organization that focuses on community banking, we are concerned about the health of our customers, employees and local communities and keep that thought at the forefront of our decisions. The Company, as a financial institution, is considered an essential business and therefore continues to operate. The Company’s bank lobbies are generally closed to the public, although business is still being transacted through our drive up facilities, online, telephone or by appointment. Although the Company anticipates these arrangements will remain in effect until the restrictions are lifted by governmental authorities, the Company continues to operate and maintain customer relationships. Our employee’s health is a concern to the Company and every effort is being made to have employees work from home or, if working from the Company’s locations are required, to maintain social distancing. Our customer’s financial health is also a concern to the Company. As the economic slowdown continues to evolve due to COVID-19 restrictions, our customers may experience decreased revenues, which may correlate to an inability to make timely loan payments or maintain payroll. This, in turn, could adversely impact the revenues and earnings of the Company by, among other things, requiring further increases in our allowance for loan losses and increases in the level of charge-offs in our loan portfolio. We would also expect a slowdown in traditional loan demand, although the volume of certain types of government guaranteed loans under the CARES Act currently are estimated to close between $65 million and $70 million in the second quarter of 2020.

As previously announced, the Company acquired Iowa State Savings Bank on October 25, 2019 (the “Acquisition”). The acquired assets totaled approximately $215 million. Retention of loan and deposit customers from the Acquisition has been favorable. The impact of the Acquisition on the Company’s quarterly net income was accretive.

First quarter 2020 loan interest income was $1,886,000 higher than first quarter 2019; deposit interest expense also increased $292,000. First quarter 2020 net interest income totaled $13,046,000, an increase of $2,076,000, or 19%, compared to the same quarter a year ago. The increase in net interest income was primarily due to the Acquisition. The Company’s net interest margin was 3.18% for the quarter ended March 31, 2020 as compared to 3.23% for the quarter ended March 31, 2019.

A provision for loan losses of $2,316,000 was recognized in the first quarter of 2020 as compared to $98,000 in the first quarter of 2019. Net loan charge offs (recoveries) totaled $26,000 for the quarter ended March 31, 2020 compared to $(30,000) for the quarter ended March 31, 2019. The increase in the provision for loan losses was primarily due to the economic slowdown associated with COVID-19 and to a lesser extent loan growth. The economic slowdown associated with COVID-19 will adversely affect our loan portfolios, but will more quickly affect the loans associated with hospitality and entertainment industries. 8.5% of our loan portfolio as of March 31, 2020 is associated with these industries. We are anticipating requests for loan payment deferrals and have had a significant number of requests for the Paycheck Protection Program loans in April, 2020. The federal government is providing numerous programs to lessen the effects of COVID-19 on the economy and on our loan portfolio. The severity of the effect of COVID-19 on our operations is difficult to determine at this time. The State of Iowa has significant restrictions on non-essential businesses as well as enforcing social distancing. The longer these restrictions are in place the more severe the effects of the economic slowdown will be and the greater the negative consequences for our loan customers which, in turn, could adversely affect the Company’s financial condition, liquidity and results of operations.

Noninterest income for the first quarter of 2020 totaled $2,631,000 as compared to $1,926,000 in the first quarter of 2019, an increase of 37%. The increase in noninterest income was primarily due to a security gain of $386,000 in 2020 and to a lesser extent the Acquisition.

Noninterest expense for the first quarter of 2020 totaled $9,050,000 compared to $7,457,000 recorded in the first quarter of 2019, an increase of 21%. Most of the increase was related to the Acquisition, salary and employee benefits and the amortization of Federal new market tax credits, offset in part by a decrease in the FDIC insurance assessments. Salaries and employee benefits, excluding the Acquisition, increased 7% primarily due to normal salary increases, increases in health insurance costs and additional personnel. The decrease in FDIC insurance assessments was due to the receipt of a small bank credit as the deposit insurance reserve ratio exceeded 1.35%. The efficiency ratio was 57.7% for the first quarter of 2020 as compared to 57.8% in the first quarter of 2019.

Income tax expense for the first quarter of 2020 totaled $756,000 compared to $1,104,000 recorded in the first quarter of 2019. The effective tax rate was 17.5% and 20.7% for the quarters ended March 31, 2020 and 2019, respectively. The lower than expected tax rate in 2020 and 2019 was due primarily to tax-exempt interest income and new market tax credits recognized in 2020.

Balance Sheet Review:

As of March 31, 2020, total assets were $1,797,746,000, a $325.4 million increase, as compared to March 31, 2019. The increase is primarily due to the Acquisition, growth in interest bearing deposits in financial institutions and to a lesser extent organic loan growth.

Securities available-for-sale as of March 31, 2020 increased to $489,304,000 from $455,554,000 as of March 31, 2019. The increase in securities available-for-sale is primarily due to the Acquisition and purchase of corporate bonds, offset in part by maturities of municipal bonds and payments received on mortgage backed securities.

Net loans as of March 31, 2020 increased 22%, to $1,079,657,000, as compared to $886,557,000 as of March 31, 2019. The increase in loans was primarily due to the Acquisition and to a lesser extent organic growth in the real estate loan portfolio at the Company’s largest affiliate bank, First National Bank. Impaired loans were $17,712,000 and $3,340,000 as of March 31, 2020 and March 31, 2019, respectively. The increase in impaired loans was due primarily to the deterioration of one loan relationship in the hospitality portfolio and one relationship in the agriculture portfolio. The allowance for loan losses on March 31, 2020 totaled $14,909,000, or 1.36% of gross loans, compared to $11,812,000, or 1.31% of gross loans, as of March 31, 2019. The increase in the allowance for loan losses as a percent of loans is mainly due to increased risk associated with the loan portfolio due to the economic slowdown associated with COVID-19 and to a lesser extent organic growth in the loan portfolio. These increases were offset in part by the initial recording of the purchased loan portfolios from the Acquisition without an allowance for loan losses, as the credit risk was reflected in the fair value of loans on the acquisition date. Additional increases in the allowance for loan losses and charge-offs are anticipated if the effects of the COVID-19 restrictions negatively impacts our loan portfolio.

Goodwill totaled $12,424,000 as of March 31, 2020, compared to $9,744,000 as of March 31, 2019. This increase is due to the Acquisition. Goodwill is currently evaluated for impairment quarterly and in the future may be impaired if the effects of the COVID-19 restrictions negatively impacts our net income and fair value, particularly of our most recent acquisition. An impairment of goodwill would decrease the Company’s earnings during the period in which the impairment is recorded.

Other assets totaled $5,852,000 as of March 31, 2020, compared to $1,650,000 as of March 31, 2019. This increase is primarily due to the investment in new market tax credits.

Deposits totaled $1,552,425,000 on March 31, 2020, compared to $1,252,514,000 recorded at March 31, 2019. The growth in deposits is primarily due to the Acquisition and to a lesser extent increases in core deposits, including retail, commercial and public funds.

The Company’s stockholders’ equity represented 10.5% of total assets as of March 31, 2020 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $188,493,000 as of March 31, 2020, compared to $177,777,000 as of March 31, 2019. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends and an increase in the market value of the Company’s investment portfolio, offset in part by stock repurchases.

Shareholder Information:

Annualized return on average assets was 0.8% and 1.2% for the quarters ended March 31, 2020 and 2019, respectively. Annualized return on average equity was 7.4% and 9.7% for the quarters ended March 31, 2020 and 2019, respectively.

The Company has a stock repurchase program that is authorized to purchase up to 100,000 shares of our common stock. This program commenced November 13, 2019. The Company has completed this repurchase program with the purchase of 100,000 shares of common stock in the first and second quarter of 2020.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $20.45 on March 31, 2020. During the first quarter of 2020, the price ranged from $18.00 to $28.05.

On February 12, 2020, the Company declared a quarterly cash dividend on common stock, payable on May 15, 2020 to stockholders of record as of May 1, 2020, equal to $0.25 per share. Dividends in the future may be reduced or eliminated if the COVID-19 restrictions have an adverse effect on net income.

Given the evolving nature of the COVID-19 pandemic, at this time, the Company cannot forecast with reasonable accuracy the full duration, magnitude, and pace of recovery across our markets. Therefore, the Company believes it is prudent to withdraw our forecast earnings guidance for 2020.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust, Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  the substantial negative impact of the COVID-19 restrictions on national, regional and local economies in general and on our customers in particular; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses resulting from the COVID-19 restrictions or as dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(Unaudited)

	March 31,	March 31,
ASSETS	2020	2019

Cash and due from banks	$32,056,710	$24,133,336
Interest bearing deposits in financial institutions and federal funds sold	136,466,280	58,738,001
Securities available-for-sale	489,303,666	455,553,634
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,160,000	2,661,600
Loans receivable, net	1,079,657,447	886,556,795
Loans held for sale	907,295	256,500
Bank premises and equipment, net	17,686,951	15,698,236
Accrued income receivable	10,247,519	9,101,698
Other real estate owned	1,712,661	564,667
Bank-owned life insurance	2,860,761	2,789,711
Deferred income taxes	1,669,013	2,355,018
Other intangible assets, net	3,742,037	2,514,220
Goodwill	12,424,434	9,744,472
Other assets	5,851,660	1,649,475

Total assets	$1,797,746,434	$1,472,317,363

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$267,144,851	$221,211,912
NOW accounts	496,017,100	386,717,224
Savings and money market	505,757,908	424,084,571
Time, $250,000 and over	75,667,723	49,058,130
Other time	207,837,426	171,442,325
Total deposits	1,552,425,008	1,252,514,162

Securities sold under agreements to repurchase	41,617,753	32,396,757
FHLB advances	3,000,000	2,000,000
Dividends payable	2,297,149	2,218,277
Accrued expenses and other liabilities	9,913,147	5,411,409
Total liabilities	1,609,253,057	1,294,540,605

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,188,594 and 9,242,822 shares as of March 31, 2020 and March 31, 2019, respectively	18,377,188	18,485,644
Additional paid-in capital	18,155,547	19,276,388
Retained earnings	147,482,450	139,910,979
Accumulated other comprehensive income	4,478,192	103,747
Total stockholders' equity	188,493,377	177,776,758

Total liabilities and stockholders' equity	$1,797,746,434	$1,472,317,363

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended
	March 31,
	2020	2019
Interest and dividend income:
Loans, including fees	$12,587,014	$10,701,429
Securities
Taxable	1,821,240	1,488,852
Tax-exempt	909,897	1,100,574
Other interest and dividend income	517,312	237,568

Total interest and dividend income	15,835,463	13,528,423

Interest expense:
Deposits	2,650,366	2,358,832
Other borrowed funds	139,172	199,214

Total interest expense	2,789,538	2,558,046

Net interest income	13,045,925	10,970,377

Provision for loan losses	2,316,155	98,094

Net interest income after provision for loan losses	10,729,770	10,872,283

Noninterest income:
Wealth management income	861,733	784,614
Service fees	440,693	370,296
Securities gains, net	386,015	-
Gain on sale of loans held for sale	266,740	172,726
Merchant and card fees	425,840	361,141
Other noninterest income	250,171	236,931

Total noninterest income	2,631,192	1,925,708

Noninterest expense:
Salaries and employee benefits	5,775,196	4,715,828
Data processing	1,191,052	891,381
Occupancy expenses, net	691,186	599,005
FDIC insurance assessments	-	100,229
Professional fees	343,724	388,846
Business development	264,143	268,597
Intangible asset amortization	217,223	163,664
New market tax credit amortization	145,381	-
Other operating expenses, net	422,144	329,206

Total noninterest expense	9,050,049	7,456,756

Income before income taxes	4,310,913	5,341,235

Income tax expense	756,400	1,103,800

Net income	$3,554,513	$4,237,435

Basic and diluted earnings per share	$0.39	$0.46

Declared dividends per share	$0.25	$0.24